Exhibit (a)(1)(A)

Teekay Corporation

Offer to Purchase for Cash Any and All Outstanding 5.000% Convertible Senior Notes Due 2023

(CUSIP No. 87900Y AE3)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 8, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED IN TEEKAY CORPORATION’S SOLE DISCRETION (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR NOTES (AS DEFINED BELOW) PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW) PLUS ACCRUED INTEREST (AS DEFINED BELOW), IF ANY. TENDERS OF NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER.

Teekay Corporation, a Republic of the Marshall Islands corporation (the “Company”, “Teekay”, “we”, “our” or “us”), offers to purchase any and all of the outstanding 5.0000% Convertible Senior Notes due 2023 (each, a “Note,” and collectively, the “Notes”), that are validly tendered and not validly withdrawn prior to the Expiration Time, for cash in an amount equal to $1,020 per $1,000 principal amount of Notes purchased (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as amended or supplemented from time to time, the “Offer”). In addition to the Purchase Price, all holders of record of Notes (individually, a “Holder” and, collectively, the “Holders”) accepted for purchase pursuant to this Offer will also receive accrued and unpaid interest, if any, on those Notes from the last interest payment date with respect to those Notes (the “Accrued Interest”) to, but not including, February 10, 2022 (the “Settlement Date”). As of January 9, 2022, there was $112.2 million aggregate principal amount of the Notes outstanding.

The Company’s obligation to accept for payment, and to pay for, any Notes validly tendered pursuant to the Offer is subject to satisfaction or waiver of all the conditions described in this Offer to Purchase. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. This Offer to Purchase contains important information that should be read before any decision is made with respect to the Offer. We also expressly reserve the right, in our sole discretion, to change the Purchase Price and to limit the amount of the Notes to be purchased in the Offer, subject to applicable law. See Section 2, “Principal Terms of the Offer,” and Section 17, “Extension of the Offer; Termination; Amendment.”

We expect to fund the purchase of Notes in the Offer and to pay the fees and expenses in connection with the Offer with the proceeds to us in connection with the Teekay LNG Merger (as defined below) and available cash. The Offer is not conditioned on any minimum amount of Notes being tendered. The Offer is, however, subject to other conditions. See Section 2, “Principal Terms of the Offer,” Section 7, “Conditions of the Offer,” and Section 14, “Legal Matters; Regulatory Approvals.”

Any Holder desiring to tender, and any beneficial owner of Notes desiring that the Holder tender, all or any portion of such Holder’s Notes must comply with the procedures for tendering Notes set forth herein in Section 4. No tenders will be valid if submitted after the Expiration Time.

The Notes are convertible into shares of the Company’s common stock (“Common Shares”) upon satisfaction of one or more of the conditions described in the Indenture, dated as of January 26, 2018 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The current conversion rate is 85.4701 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.70 per share of common stock). The Common Shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “TK.” On January 7, 2022, the last full trading day before the announcement of the Offer, the last reported sale price of our Common Shares on the NYSE was $3.30 per share.

Our Board of Directors (our “Board”) has approved our making the Offer. However, none of the Company, our Board, the Dealer Manager (as defined herein), the Depositary (as defined herein) or the Information Agent (as defined herein) makes any recommendation as to whether you should tender or refrain from tendering your Notes or the principal amount of the Notes to tender in the Offer. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Notes and, if so, the principal amount of the Notes to tender.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

You may direct questions and requests for assistance in connection with the Offer to Georgeson LLC, which is acting as the Information Agent for the Offer (“Georgeson” or the “Information Agent”), or Morgan Stanley & Co. LLC, which is acting as the Dealer Manager for the Offer (the “Dealer Manager”). Their respective addresses and telephone numbers appear on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Information Agent for the Offer is:

Georgeson LLC

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

Offer to Purchase, dated January 10, 2022

IMPORTANT

You should read carefully and evaluate the information set forth or incorporated by reference in this Offer to Purchase, including the purpose and effects of the Offer. See Section 3, “Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Notes with your broker and/or financial or tax advisor.

The Notes are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as the nominee of DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

If you are the beneficial owner of Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each a “Nominee”), you must contact the Nominee and request that the Nominee tender your Notes for you. Beneficial owners of Notes should be aware that their Nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Notes through a Nominee and who wish to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, the Information Agent must receive, at or prior to the Expiration Time:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP”) of DTC.

There are no guaranteed delivery procedures provided for by the Company in order to tender Notes in the Offer and there is no letter of transmittal for the Offer. For more information regarding the procedures for tendering your Notes. See Section 4, “Procedures for Tendering Notes.”

Subject to compliance with applicable law, the Company expressly reserves the right, in its sole discretion, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer if certain events described under Section 7 occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time to a later date and/or time as announced by the Company or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment of Notes tendered pursuant to the Offer, or the payment for Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION

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WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF NOTES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER A GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, THE HOLDERS OF NOTES RESIDING IN THAT JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES OR THE PRINCIPAL AMOUNT OF THE NOTES TO TENDER IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN) OR IN THE OTHER OFFER MATERIALS. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF OR THE DATE OF THE INFORMATION INCORPORATED BY REFERENCE HEREIN, AS APPLICABLE. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

We are providing this summary term sheet solely for your convenience. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. In this Offer to Purchase, we use the terms the “Company,” “Teekay,” “we,” “our” and “us” to refer collectively to Teekay Corporation and its subsidiaries. We refer to the 5.000% Convertible Senior Notes due 2023 as each, a “Note,” and, collectively, the “Notes.” This summary term sheet highlights only certain information contained in this Offer to Purchase. Before making a decision to tender Notes, we urge you to read the entire Offer to Purchase (including the documents incorporated by reference herein) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) because they contain the full details of the Offer. In this summary term sheet we have included references to the sections of this document where you will find a more complete discussion of the terms of the Offer.

Who is offering to purchase the Notes?

Teekay Corporation, the issuer of the Notes.

What aggregate principal amount of Notes is being sought in the Offer?

We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer, any and all outstanding Notes for cash in an amount equal to $1,020 per $1,000 principal amount of Notes purchased, plus Accrued Interest (as defined below), if any.

As of January 9, 2022, there was $112.2 million aggregate principal amount of the Notes outstanding.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and/or to limit the aggregate principal amount of Notes being sought in the Offer, subject to applicable law. See Section 2, “Principal Terms of the Offer,” and Section 17, “Extension of the Offer; Termination; Amendment.”

The Offer is not conditioned on any minimum amount of Notes being tendered by holders of record of Notes (each, a “Holder” and, collectively, “Holders”), but is subject to certain other conditions. See Section 7, “Conditions of the Offer,” and Section 14, “Legal Matters; Regulatory Approvals.”

What is the purpose of the Offer?

On October 4, 2021, Teekay LNG Partners L.P. (“Teekay LNG”), a subsidiary of Teekay, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stonepeak Limestone Holdings LP (f/k/a Stonepeak Infrastructure Fund IV Cayman (AIV III) LP) (“Stonepeak”), Limestone Merger Sub, Inc., and Teekay GP L.L.C. (Teekay LNG’s general partner), relating to the proposed acquisition of Teekay LNG by Stonepeak (the “Teekay LNG Merger”). Teekay owns, directly or indirectly through subsidiaries, (a) approximately 41% of Teekay LNG’s issued and outstanding common units, representing limited partner interests in Teekay LNG, and (b) 100% of Teekay LNG’s general partner (the “General Partner Interest”), which holds all of the general partner interests in Teekay LNG. Concurrently with the Teekay LNG Merger, Stonepeak will acquire from Teekay or its applicable subsidiaries (a) all of the issued and outstanding common units of Teekay LNG held by Teekay, (b) all of Teekay’s General Partner Interest and (c) certain restructured Teekay subsidiaries that provide, through existing services agreements, various services to Teekay LNG and its subsidiaries and joint ventures. Teekay is expected to receive an aggregate amount of approximately $641 million in connection with the merger and related transactions. The Teekay LNG Merger is expected to close on or about January 13, 2022.

In addition, the Company has elected to redeem all of its outstanding 9.250% Senior Secured Notes due 2022 (the “2022 Notes,”, and such redemption the “2022 Notes Redemption”) under the related indenture, at 102.313% of the principal amount thereof, or $1,023.13 per $1,000 principal amount of the 2022 Notes, plus accrued and unpaid interest and certain additional amounts thereon, if any, to, but excluding, January 14, 2022 (the “2022 Notes Redemption Date”). As of January 9, 2022, there was an aggregate principal amount of $243.4 million of outstanding 2022 Notes. The 2022 Notes Redemption is expressly conditioned upon the consummation of the Teekay LNG Merger and the receipt by us (or one or more of our subsidiaries) of cash proceeds therefrom sufficient, in our sole discretion, to pay the redemption price for the outstanding 2022 Notes on the 2022 Notes Redemption Date.

The Offer, together with the 2022 Notes Redemption, is part of a broader corporate strategy to (a) strengthen our balance sheet, (b) reduce our cost of capital, (c) increase our financial flexibility in considering future strategic investment opportunities in the shipping sector and (d) facilitate our participation in the global energy transition.

What will the Purchase Price for the Notes be and what will be the form of payment?

The purchase price (the “Purchase Price”) for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be an amount equal to $1,020, payable to Holders who validly tender their Notes on or prior to the Expiration Time. In addition, each such Holder will receive accrued and unpaid interest, if any, on each such $1,000 principal amount of Notes validly tendered and accepted for purchase from the last interest payment date with respect to those Notes (the “Accrued Interest”) to, but not including, February 10, 2022 (the “Settlement Date”). If your Notes are purchased in the Offer, we will pay you the Purchase Price and Accrued Interest, in cash, less any applicable withholding taxes, promptly after the expiration of the Offer. See Section 2, “Principal Terms of the Offer,” and Section 15, “Certain Material U.S. Federal Income Tax Consequences.” Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. We expressly reserve the right, in our sole discretion, to change the Purchase Price and/or to limit the aggregate principal amount of Notes being sought in the Offer, subject to applicable law. See Section 2, “Principal Terms of the Offer,” and Section 17, “Extension of the Offer; Termination; Amendment.”

How will the Company pay for the Notes?

If all Notes are repurchased pursuant to the Offer, the aggregate Purchase Price, excluding any Accrued Interest, will be $114.4 million. We expect to fund the purchase of Notes in the Offer and to pay the fees and expenses in connection with the Offer with proceeds from the Teekay LNG Merger and available cash. The closing of the Teekay LNG Merger is one of the conditions to the Offer required to be satisfied or waived. See Section 7, “Conditions of the Offer.”

May I tender only a portion of the Notes that I own?

Yes. You do not have to tender all of the Notes that you own in order to participate in the Offer, except that Notes must be tendered in denominations of $1,000 and any multiple thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $1,000.

How do I tender my Notes?

The Notes are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include brokers, dealers, commercial banks, trust companies and other nominees (each, a “Nominee”).

Only a person who is the record owner of a Note, as reflected in the Company’s registry of ownership, is the Holder of that Note and is entitled to tender that Note in the Offer. Beneficial owners of Notes who hold their interests through a Nominee or other person are not Holders of those Notes and, if they wish such Notes to be tendered in the Offer, they must arrange for the Holders to effect the tender for them.

If you want to tender Notes for which you are the beneficial owner that are held through a Nominee, you must contact the Nominee and request that the Nominee tender your Notes for you. To properly tender Notes, the Information Agent must receive, on or prior to the Expiration Time:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message through DTC’s ATOP.

We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC at or prior to the Expiration Time. If you hold your Notes through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Notes on your behalf on or prior to the Expiration Time. Tenders not completed prior to 12:00 midnight, New York City time, on February 9, 2022 (one minute after 11:59 p.m., New York City time, on February 8, 2022) will be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer). See Section 4, “Procedures for Tendering Notes.”

You may contact Georgeson LLC, which is acting as the Information Agent for the Offer (the “Information Agent”), or Morgan Stanley & Co. LLC, which is acting as the Dealer Manager for the Offer (the “Dealer Manager”), for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase.

How long do I have to tender my Notes and can the Offer be extended, amended or terminated?

You may tender your Notes until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on February 8, 2022, unless we extend it (such date and time, as it may be extended, the “Expiration Time”). See Section 2, “Principal Terms of the Offer.” If a Nominee holds your Notes, it is likely that it will require you to meet an earlier deadline for tendering into the Offer. We recommend that beneficial owners holding Notes through Nominees and wishing to participate in the Offer contact such Nominees as soon as possible in order to determine the times by which such beneficial owners must take action in order to participate in the Offer. See Section 4, “Procedures for Tendering Notes.”

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 17, “Extension of the Offer; Termination; Amendment.” We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any Notes that have been tendered, and any Notes that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend the Offer in our sole discretion or terminate the Offer in our sole discretion if one or more of the specified conditions to the Offer are not met prior to the Expiration Time, in each case subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the U.S. Securities Exchange Act of 1934 (as amended, the “Exchange Act”). If (a) we (i) make any change to the Purchase Price or (b) limit the aggregate principal amount of Notes purchasable in the Offer and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to Holders in the manner specified in Section 17, the Offer will be extended until the expiration of such ten business day period. See Section 7, “Conditions of the Offer,” and Section 17, “Extension of the Offer; Termination; Amendment.”

How will I be notified if the Company extends the Offer, amends the terms of the Offer or terminates the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new expiration time by 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Time. We will announce any amendment of the terms of the Offer or termination of the Offer by making a public announcement of the amendment or termination. See Section 17, “Extension of the Offer; Termination; Amendment.” If we extend the Offer, you may withdraw your Notes until the Expiration Time, as extended. See Section 5, “Withdrawal Rights.”

What will happen to Notes the Company purchases in the Offer?

All of the Notes purchased in the Offer will be retired and canceled.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Notes depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Notes tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Notes tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred:

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the Teekay LNG Merger has not been completed or the proceeds to be paid to Teekay in connection with the Teekay LNG Merger and the transactions related thereto have not been paid to Teekay prior to the Expiration Time;

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there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

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challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Notes pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Notes pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Notes;

•	materially impairs the contemplated benefits of the Offer to us or is material to Holders of Notes in deciding whether to accept the Offer; or

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could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

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any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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the commencement or material escalation, on or after January 10, 2022, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after January 10, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer) or an act of terrorism, directly or indirectly involving the United States;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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any decrease of more than 10% in the market price for the Common Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the New York Stock Exchange (“NYSE”) Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on January 7, 2022, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, or on the trading in the Common Shares, or on the benefits we expect to receive from the Offer or that is material to Holders of Notes in deciding whether to accept the Offer;

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a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Company’s common shares, or on the benefits we expect to receive from the Offer or that is material to Holders of Notes in deciding whether to accept the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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there has been any legislation amending the Code (as defined below) that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business;

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a tender or exchange offer for any or all of our Common Shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

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any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Notes thereunder;

•	could be expected to prohibit, restrict or delay consummation of the Offer; or

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otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries; or

any change or changes have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries or on the benefits we expect to receive from the Offer, or that is material to Holders of Notes in deciding whether to accept the Offer.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Notes to the tendering Holders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 5, retain all of the tendered Notes until the expiration of the Offer as so extended;

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waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Notes properly tendered and not properly withdrawn prior to the Expiration Time; or

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delay acceptance for payment or payment for Notes, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our sole discretion prior to the Expiration Time, subject to applicable law. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Once I have tendered Notes in the Offer, can I withdraw my tender?

Yes. You may withdraw any Notes you have tendered at any time before the Expiration Time. After the Expiration Time, tenders will be irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after March 9, 2022 (the 20th business day following the Expiration Time).

How do I withdraw Notes I previously tendered?

For a withdrawal of Notes to be valid, the Depositary must, prior to the Expiration Time, receive a properly transmitted “Request Message” through ATOP with the required information (as set forth below in Section 5). If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Depositary. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

Notes validly withdrawn prior to the Expiration Time may be tendered and delivered again prior to the Expiration Time in accordance with the procedures set forth in this Offer to Purchase. If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to make arrangements for withdrawal with its Nominee. See Section 5, “Withdrawal Rights.”

What is the conversion rate of the Notes?

Prior to the close of business on the business day immediately preceding July 15, 2022, the Notes will be convertible only upon satisfaction of one or more of the conditions described in that certain Indenture, dated as of January 26, 2018, (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). On or after July 15, 2022 until the close of business on the business day immediately preceding the Maturity Date, Holders may convert all or any portion of their Notes at the conversion rate at any time irrespective of such conditions. The conversion rate is 85.4701 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.70 per share of common stock). The conversion rate is subject to adjustment if certain events occur, as described in the Indenture. The “conversion price” at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board has unanimously approved our making the Offer. However, none of the Company, our Board, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Notes or as to the fairness of the Purchase Price. You must make your own decision as to whether to tender your Notes and, if so, the principal amount of the Notes to tender. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase, including our reasons for making the Offer. See Section 3, “Purpose of the Offer; Certain Effects of the Offer.”

Do the directors or executive officers of the Company intend to tender their Notes in the Offer?

As of January 9, 2022, Kenneth Hvid, an executive officer and director of the Company, beneficially owned an aggregate principal amount of outstanding Notes equal to $360,000, representing 0.3% of the total outstanding principal amount of the Notes. Mr. Hvid has advised us that he intends to tender the entire principal amount outstanding under his Notes in the Offer. The Company will acquire all Notes validly tendered by Mr. Hvid and not validly withdrawn pursuant to the Offer. To the Company’s knowledge and excluding our President and Chief Executive Officer’s beneficial ownership, as disclosed in the first sentence of this paragraph, none of the Company, its subsidiaries, its associates or its other affiliates, or any of its other directors or executive officers, is otherwise the beneficial owner of any Notes. See Section 12, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes.”

If I decide not to tender, how will the Offer affect my Notes?

Notes not tendered or purchased in the Offer will remain outstanding following consummation of the Offer. Your rights and our obligations under any Notes that remain outstanding after the consummation of the Offer will not change as a result of the Offer.

When and how will the Company pay for the Notes I tender?

Promptly after expiration of the Offer, upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, less any applicable withholding taxes, in addition to Accrued Interest, if any, for the Notes we purchase. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. We will announce the preliminary results of the Offer on the business day following the Expiration Time. We will pay for the Notes accepted for payment by depositing the aggregate Purchase Price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your Nominee) the payment for all your Notes accepted for payment. See Section 6, “Purchase of Notes and Payment of Purchase Price.”

Does the Company intend to repurchase any Notes other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any Notes, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the Expiration Time (or any earlier date of termination) of the Offer.

From time to time after completion of the Offer and following the period ending ten business days after the Expiration Time (or any earlier date of termination) of the Offer, we and/or our affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer, and such differences may be material. Whether we make additional repurchases after the Expiration Time will depend on many factors, including, without limitation, the number of Notes, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, and limitations in agreements governing our indebtedness, and such other factors as we may consider relevant. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Offer until 10 business days after the Expiration Time (or any earlier date of termination) of the Offer.

What are the U.S. federal income tax consequences if I tender my Notes?

For a summary of material U.S. federal income tax consequences of the disposition of Notes pursuant to the Offer, see Section 15, “Certain Material U.S. Federal Income Tax Consequences.”

Will I have to pay brokerage commissions if I tender my Notes?

If you are the record owner of your Notes and you tender your Notes directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your Notes through a Nominee and such Nominee tenders your Notes on your behalf, that Nominee may charge you a fee. You should consult with your Nominee to determine whether any charges will apply. See Section 4, “Procedures for Tendering Notes.”

Will I have to pay transfer tax if I tender my Notes?

Holders will not be obligated to pay transfer taxes with respect to the Company’s purchase of the Notes pursuant to the Offer.

Have there been any recent developments of which I should be aware?

On October 4, 2021, Teekay LNG, a subsidiary of Teekay, entered into the Merger Agreement with Stonepeak, Limestone Merger Sub, Inc., and Teekay GP L.L.C., relating to the Teekay LNG Merger. Concurrently with the Teekay LNG Merger, Stonepeak will acquire from Teekay or its applicable subsidiaries (a) all of the issued and outstanding common units of Teekay LNG held by Teekay, (b) all of Teekay’s General Partner Interest and (c) certain restructured Teekay subsidiaries that provide, through existing services agreements, various services to Teekay LNG and its subsidiaries and joint ventures. The Teekay LNG Merger is expected to close on or about January 13, 2022. The closing of the Teekay LNG Merger is a condition to the consummation of the Offer. See Section 7, “Conditions of the Offer.”

During 2020, Teekay commenced repurchasing some of the Notes and the 2022 Notes in the open market, acquiring $12.8 million of the principal of the Notes for total consideration of $10.5 million and $6.6 million principal of the 2022 Notes for total consideration of $6.2 million. In addition, the Company has elected to redeem, on January 14, 2022, all of its outstanding 2022 Notes under the related indenture, at 102.313% of the principal amount thereof, or $1,023.13 per $1,000 principal amount of the 2022 Notes, plus accrued and unpaid interest and certain additional amounts thereon, if any, to, but excluding, the 2022 Notes Redemption Date. As of January 9, 2022, there was an aggregate principal amount of $243.4 million of outstanding 2022 Notes. The 2022 Notes Redemption is expressly conditioned upon the consummation of the Teekay LNG Merger and the receipt by us (or one or more of our subsidiaries) of cash proceeds therefrom sufficient, in our sole discretion, to pay the redemption price for the outstanding 2022 Notes on the 2022 Notes Redemption Date.

Who do I contact if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent, toll-free at +1 (866) 767-8867, or the Dealer Manager at +1 (855) 483-0952. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document. You may request additional copies of this Offer to Purchase and other Offer materials from the Information Agent at the telephone number listed above or the address listed on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to the Company’s future plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of the Company’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including, among others, those factors relating to:

•	our ability to complete the Offer;

•	the price at which we purchase Notes in the Offer and the aggregate principal amount or number of Notes tendered in the Offer;

•	the price and time at which we may make additional Note repurchases, if any, following completion of the Offer and the number of Notes acquired in such repurchases;

•

our future financial condition and results of operations and our future revenues, expenses and capital expenditures, and our expected financial flexibility and sources of liquidity to pursue capital expenditures, acquisitions and other expansion opportunities, including vessel acquisitions;

•

our and our subsidiaries’ liquidity needs and meeting our and our subsidiaries’ going concern requirements, including our working capital deficit, anticipated funds and sources of financing for liquidity needs and the sufficiency of cash flows;

•	our ability and plans to obtain financing for new projects and commitments, refinance existing debt obligations and fulfill our debt obligations;

•

the expected scope, duration and effects of the novel coronavirus pandemic, including its impact on global supply and demand for liquefied natural gas, liquefied petroleum gas, crude oil and petroleum products and fleet utilization, and the consequences of any future epidemic or pandemic crises;

•

conditions and fundamentals of the markets in which we operate, including the balance of supply and demand in these markets and charter and spot rates and volatility, estimated growth in world fleets and vessel scrapping, and oil production, levels of oil production by OPEC+, refinery capacity and competition for providing services, and competition for providing services;

•	our expectations as to the useful lives of our vessels;

•	our future growth prospects and forecasts of worldwide tanker fleet growth;

•	the impact of future changes in the demand for and price of oil, and the related effects on the demand for and price of natural gas;

•	expected costs, capabilities, newbuilding deliveries, acquisitions and conversions, and the commencement of any related charters or other contracts;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter or on a short-term charter contracts;

•	our expectations regarding the ability of our customers to make charter payments to us;

•	the status and outcome of any pending legal claims, actions or disputes;

•	the future valuation or impairment of our assets, including goodwill;

•

our expectations and estimates regarding future charter business, with respect to minimum charter hire payments, revenues and our vessels’ ability to perform to specifications and maintain their hire rates in the future;

•	compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•

operating expenses, availability of crew and crewing costs, number of off-hire days, drydocking requirements and durations and the adequacy and cost of insurance, and expectations as to cost-saving initiatives;

•	the effectiveness of our risk management policies and procedures and the ability of the counterparties to our derivative and other contracts to fulfill their contractual obligations;

•	the impact on us and the shipping industry of environmental liabilities and developments, including climate change;

•	the impact of any sanctions on our operations and our ongoing compliance with such sanctions;

•

the expected impact of the cessation of the London Inter-Bank Offered Rate (“LIBOR”), Brexit, the adoption of the “Poseidon Principles” by financial institutions or any change in jurisdictional economic substance requirements;

•

the impact and expected cost of, and our ability to comply with, new and existing governmental regulations and maritime self-regulatory organization standards applicable to our business, including, among others, the expected cost to install ballast water treatment systems on our vessels;

•

the impact of increasing scrutiny and changing expectations from investors, lenders, customers and other stakeholders with respect to environmental, social and governance (“ESG”) policies and practices, and the Company’s ability to meet its corporate ESG goals;

•	our ability to obtain all permits, licenses and certificates with respect to the conduct of our operations;

•	the expectations as to the chartering of unchartered vessels;

•	our entering into joint ventures or partnerships with companies;

•

our hedging activities relating to foreign exchange, interest rate and spot market risks, and the effects of fluctuations in foreign currency exchange, interest rate and spot market rates on our business and results of operations;

•	the potential impact of new accounting guidance or the adoption of new accounting standards;

•	our business strategy and other plans and objectives for future operations;

•	expected uses of proceeds from vessel or securities transactions, including proceeds from refinancing vessel repurchases, and from the proposed Teekay LNG Merger and of related transactions;

•	the expected timing, completion and effects of the proposed Teekay LNG Merger and of related transactions;

•	our expectations regarding tax positions, liabilities and classifications;

•	our expectations regarding, and our accounting estimates and the level of expected changes in our provisions for uncertain tax positions relating to freight taxes;

•	our expectations regarding pattern of expense recognition of chartered-in vessels;

•	the completion and results of the 2022 Notes Redemption; and

•

achievement of objectives relating to the Offer and our broader corporate strategy, including to strengthen our balance sheet, reduce our cost of capital, increase our financial flexibility in considering future strategic investment opportunities in the shipping sector and facilitate our participation in the global energy transition.

Additional information concerning these and other factors can be found in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 20-F and other reports of the Company on Form 6-K. Any forward-looking statement speaks only as of the date on which it is made. Except as may otherwise be required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein in Section 3 and in the “Risk Factors” section of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020. See Section  3, “Purpose of the Offer; Certain Effects of the Offer.”

INTRODUCTION

To the holders of record of our 5.000% Convertible Senior Notes due 2023 (individually, a “Holder” and, collectively, the “Holders”):

We invite all Holders of our 5.000% Convertible Senior Notes due 2023 (each, a “Note,” and collectively, the “Notes”) to tender any and all of such Notes for cash in an amount equal to $1,020 per $1,000 principal amount of Notes (the “Purchase Price”), less any applicable withholding taxes, plus certain accrued but unpaid interest on such Notes, upon the terms and subject to the conditions described in this Offer to Purchase (including the documents incorporated by reference herein) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and to limit the aggregate amount of Notes to be purchased in the Offer, subject to applicable law. See Section 2, “Principal Terms of the Offer.”

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM AMOUNT OF NOTES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7, “CONDITIONS OF THE OFFER.”

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, MORGAN STANLEY & CO. LLC (THE “DEALER MANAGER”), GEORGESON LLC (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A. (THE “DEPOSITARY”), OR ANY OF OUR OR THEIR

RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF THE NOTES TO TENDER IN THE OFFER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2, “PRINCIPAL TERMS OF THE OFFER” AND SECTION 3, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.”

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 18, “Fees and Expenses.”

As of January 9, 2022, there was $112.2 million aggregate principal amount of the Notes outstanding.

Teekay’s principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda and its telephone number is +1 (441) 298-2530.

THE OFFER

1. The Notes

The Notes were issued pursuant to that certain Indenture, dated as of January 26, 2018 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The following description of the Notes and any other description of the Notes contained in this Offer to Purchase or in any other document related to the Offer are qualified in their entirety by reference to the Indenture. Copies of the Indenture are available from the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the website of the U.S. Securities and Exchange Commission (“SEC”) located at www.sec.gov.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged by the Offer. No amendments to the Indenture are being sought in connection with the Offer.

As of January 9, 2022, there was $112.2 million aggregate principal amount of the Notes outstanding.

The Notes are senior unsecured obligations of the Company and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

The Notes mature on January 15, 2023 (the “Maturity Date”), unless earlier repurchased, converted or redeemed. The repurchase, conversion and redemption provisions of the Notes are as follows:

Repurchase

To the extent permitted by law, we may, directly or indirectly, repurchase Notes in the open market or otherwise (regardless of whether such Notes are surrendered to us), whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation, and they will no longer be considered “outstanding” under the Indenture upon their repurchase.

Conversion

Prior to the close of business on the business day immediately preceding July 15, 2022, the Notes are convertible only upon satisfaction of one or more of the conditions described in the Indenture. On or after July 15, 2022 until the close of business on the business day immediately preceding the Maturity Date, Holders may convert all or any portion of their Notes at the conversion rate at any time irrespective of such conditions. The conversion rate initially has been and continues to be 85.4701 Common Shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.70 per Common Share). The conversion rate is subject to adjustment if certain events occur, as described in the Indenture. The “conversion price” at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Optional Redemption

We may redeem all, but not less than all, of the outstanding Notes, in cash at the applicable redemption price, if the “last reported sale price” (as defined in the Indenture) per Common Share for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on and including the trading day immediately preceding the date on which we provide the notice of redemption, including the last trading day for such 30 consecutive trading day period, in each case exceeds 130% of the conversion price for the Notes on each applicable trading day. Any Notes redeemed by us will be paid for in cash. The redemption price will equal (i)100% of the principal amount of the Notes being redeemed, plus (ii) accrued and unpaid interest to, but excluding, the redemption date. With respect to any Notes that are converted after we give a notice of redemption, we will under certain circumstances, increase the conversion rate for Notes so surrendered for conversion by a number of additional Common Shares as described in the Indenture. No sinking fund is provided for the Notes.

2. Principal Terms of the Offer

Upon the terms and subject to the conditions of this Offer, we will purchase any and all Notes that are validly tendered and not validly withdrawn prior to the Expiration Time (as defined below), at a price equal to $1,020 per $1,000 principal amount of Notes purchased (the “Purchase Price”). In addition to the Purchase Price, all registered Holders of Notes accepted for purchase pursuant to this to this Offer will also receive accrued but unpaid interest on those Notes (the “Accrued Interest”), if any, from the last interest payment date with respect to those Notes to, but not including, February 10, 2022 (the “Settlement Date”).

The Offer commenced on January 10, 2022 and will expire at the Expiration Time, unless the Offer is earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Time. If a broker, dealer, commercial bank, trust company or other nominee (each a “Nominee”), holds your Notes, such Nominee may have an earlier deadline for accepting the Offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Offer is open to all Holders of the Notes.

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on February 8, 2022, unless we extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 17, “Extension of the Offer; Termination; Amendment.”

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Time to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all of the conditions to the Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Offer. In the event that the Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders at our expense). The Company will publicly announce any extension, termination or amendment in the manner specified in Section 17. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Offer.

If we modify the Purchase Price or the aggregate principal amount sought of the Notes in the Offer and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such modification is first published, sent or given in the manner specified in Section 17, we will extend the Expiration Time so that at least 10 business days remain until the Expiration Time. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Offer, is conditioned upon satisfaction or waiver of certain conditions. These conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Offer is also waived, at or prior to the Expiration Time. If the Offer is terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Offer is not conditioned upon a minimum principal amount of Notes being tendered. See Section 7, “Conditions of the Offer.”

Withdrawal rights with respect to the Notes will terminate at the Expiration Time. Thereafter, tenders will be irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after March 9, 2022 (the 20th business day following the Expiration Time). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in Section 5.

NONE OF THE COMPANY, ITS BOARD, ITS OFFICERS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THE TRUSTEE, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER. YOU SHOULD READ THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE CAREFULLY, INCLUDING INFORMATION REGARDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR NOTES WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

3. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer.

On October 4, 2021, Teekay LNG entered into the Merger Agreement with Stonepeak, Limestone Merger Sub, Inc., and Teekay GP L.L.C. (Teekay LNG’s general partner), relating to the Teekay LNG Merger. Teekay owns, directly or indirectly through subsidiaries, (a) approximately 41% of Teekay LNG’s issued and outstanding common units, representing limited partner interests in Teekay LNG, and (b) 100% of Teekay LNG’s general partner (the “General Partner Interest”), which holds all of the general partner interests in Teekay LNG. Concurrently with the Teekay LNG Merger, Stonepeak will acquire from Teekay or its applicable subsidiaries

(a) all of the issued and outstanding common units of Teekay LNG held by Teekay, (b) all of Teekay’s General Partner Interest and (c) certain restructured Teekay subsidiaries that provide, through existing services agreements, various services to Teekay LNG and its subsidiaries and joint ventures. Teekay is expected to receive an aggregate amount of approximately $641 million in connection with the merger and related transactions. The Teekay LNG Merger is expected to close on or about January 13, 2022.

In addition, the Company has elected to redeem all of its 2022 Notes under the related indenture, at 102.313% of the principal amount thereof, or $1,023.13 per $1,000 principal amount of the 2022 Notes, plus accrued and unpaid interest and certain additional amounts thereon, if any, to, but excluding the 2022 Notes Redemption Date. As of January 9, 2022, there was an aggregate principal amount of $243.4 million of outstanding 2022 Notes. The 2022 Notes Redemption is expressly conditioned upon the consummation of the Teekay LNG Merger and the receipt by us (or one or more of our subsidiaries) of cash proceeds therefrom sufficient, in our sole discretion, to pay the redemption price for the outstanding 2022 Notes on the 2022 Notes Redemption Date.

The Offer, together with the 2022 Notes Redemption, is part of a broader corporate strategy to (a) strengthen our balance sheet, (b) reduce our cost of capital, (c) increase our financial flexibility in considering future strategic investment opportunities in the shipping sector and (d) facilitate our participation in the global energy transition.

Certain Effects of the Offer.

All of the Notes validly tendered and not validly withdrawn prior to the Expiration Time will be retired and canceled. If you validly tender and do not validly withdraw Notes in the Offer and we accept them for purchase, you will lose your rights as a Holder, including your rights to convert those Notes. See Section 1, “The Notes.”

The Notes and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). As a result, the Notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Holders who do not tender may be able to sell their non-tendered Notes in the future. We can give no assurance, however, as to the price at which a Holder may be able to sell their Notes in the future.

For a discussion of the effects of the Offer on the market for Notes, the trading of Notes and Note price, please see Section 13, “Effects of the Offer on the Market for Notes; Registration under the Exchange Act.”

Recent Developments.

Please see the descriptions of (a) the Teekay LNG Merger and related transactions and (b) the 2022 Notes Redemption described above in this Section  3.

4. Procedures for Tendering Notes

Cede & Co., a nominee of DTC, is the sole registered owner—and thus the sole Holder—of Notes held in book-entry form through DTC. Beneficial owners of Notes held through a Nominee are not Holders of the Notes, and any such beneficial owner that wishes its Notes to be tendered in the Offer must instruct the Nominee through which its Notes are held to cause its Notes to be tendered and delivered to the Depositary in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures as described in this Offer to Purchase.

The valid tender of Notes by you by one of the procedures described in this Section 4 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

The method of delivery of Notes and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message (as defined below) transmitted through DTC’s ATOP, is at the election and risk of the person tendering Notes or transmitting an Agent’s Message and, except as otherwise provided herein, delivery will be deemed made only when actually received by the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. In no event shall the Holder send any documents or Notes to the Company.

Tender of Notes Held Through a Nominee.

To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.

If a Nominee holds your Notes, it is likely they have an earlier deadline for you to act to instruct them to tender Notes on your behalf. We urge you to contact your Nominee to find out their applicable deadline and to determine whether transaction costs may apply if you tender Notes through your Nominees and not directly to the Depositary.

Tender of Notes Held Through DTC.

To effectively tender Notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message (as defined below) delivered to the Depositary. There is no letter of transmittal for the Offer. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the Notes being tendered are deposited with the Depositary at or prior to the Expiration Time (accompanied by a properly transmitted Agent’s Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Notes being tendered. Payment for tendered and accepted Notes will be made only against deposit of the tendered and accepted Notes and delivery of all other required documents.

In order to validly tender Notes at or prior to the Expiration Time with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Depositary to tender Notes at or prior to the Expiration Time as though it were the registered Holder thereof by so transmitting an Agent’s Message.

Book-Entry Transfer and Tender of Notes through ATOP.

Promptly after commencement of the Offer, the Depositary will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Offer (to the extent such arrangements have not been made previously by the Depositary). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant’s DTC account by causing DTC to transfer such Notes into the Depositary’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message and any other required documents must, in any case, be transmitted to and received by the Depositary at or prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer of Notes into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC that is received by the Depositary and forms a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgment from the participant tendering Notes through DTC which states (i) the aggregate principal amount of Notes to be tendered by such participant, (ii) that such participant has received a copy of the Offer to Purchase and agrees to be bound by the terms and conditions of the Offer as described herein and (iii) that the Company may enforce the terms and conditions of the Offer to Purchase against such tendering participant.

THE NOTES AND THE AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE DEPOSITARY, AND NOT TO THE COMPANY, THE DEALER MANAGERS OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

No Guaranteed Delivery.

The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If a Holder holds Notes through a Nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Notes on such Holder’s behalf on or prior to the Expiration Time. Tenders not completed prior to 12:00 midnight, New York City time, on February 9, 2022 (one minute after 11:59 p.m., New York City time, on February 8, 2022) will be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer).

Holders must tender their Notes in accordance with the procedures set forth in this section.

No Appraisal Rights

There are no appraisal or similar statutory rights available to the Holders in connection with the Offer.

No Alternative, Conditional or Contingent Tenders

No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Offer.

Return of Unpurchased Notes.

The Depositary will return unpurchased Notes promptly after the expiration of the Offer or the valid withdrawal of the Notes, as applicable, by crediting the Notes to the appropriate account maintained by the tendering Holder at the book-entry transfer facility, without expense to the Holder.

Tendering Holders’ Representations and Warranties; Tender Constitutes an Agreement.

A tender of Notes made pursuant to any method of delivery set forth herein will also constitute the tendering Holder’s acceptance of the terms and conditions of the Offer. In addition, by tendering Notes pursuant to this Offer to Purchase (including by accepting the Offer through ATOP), the tendering Holder is deemed to represent, warrant and undertake to the Company, the Depositary and the Dealer Manager that:

•	the tendering Holder has received the Offer to Purchase and agrees to be bound by all the terms and conditions of the Offer;

•

the Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Offer, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•

the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

•

the Notes will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•

the tendering Holder will, upon request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Notes tendered, all in accordance with the terms of the Offer.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (ii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults or events of default and their consequences in respect of the Notes and the Indenture under which such Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (A) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (B) present such Notes for transfer on the relevant security register and (C) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, plus any Accrued Interest, of Notes tendered pursuant to the Offer, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).

By tendering Notes pursuant to the Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary and, in the case of Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.

Determination of Validity; Rejection of Notes; Waiver of Defects; No Obligation to Give Notice of Defects.

All questions as to the number of Notes to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any Notes will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our sole discretion, any conditions of the Offer prior to the Expiration Time with respect to all Holders or any defect or irregularity in any tender with respect to any particular Notes or any particular Holder whether or not we waive similar defects or irregularities in the case of other Holders. No tender of Notes will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction.

5. Withdrawal Rights

You may withdraw Notes that you have previously tendered under the Offer at any time prior to the Expiration Time. After the Expiration Time, tenders will be irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after 12:00 midnight, New York City time, at the end of the day on March 9, 2022 (the 20th business day following the Expiration Time).

For a withdrawal of Notes to be valid, the Depositary must timely receive a properly transmitted “Request Message” through ATOP prior to the Expiration Time. The withdrawal notice must:

•

specify the name of the person that tendered the Notes to be withdrawn and, if different, the record holder of such Notes (or, in the case of Notes tendered by book entry transfer, the name of the DTC participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes);

•	contain a description of the Notes to be withdrawn, including the CUSIP number, and the aggregate principal amount represented by such Notes to be withdrawn; and

•

be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes.

If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Depositary. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

Holders may accomplish valid withdrawals of Notes only in accordance with the foregoing procedures.

If a Holder has tendered Notes in more than one group of Notes, the Holder may withdraw Notes using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to make arrangements for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Notes will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Notes, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.

Through DTC, the Depositary will return to tendering Holders all Notes in respect of which it has received valid withdrawal instructions at or prior to the Expiration Time promptly after it receives such instructions.

Withdrawals of tenders of Notes may not be rescinded, and any Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Notes may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 4.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Notes by any Holder, whether or not we waive similar defects or irregularities in the case of any other Holder. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Notes or are unable to purchase Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in this Section 5. Our reservation of the right to delay payment for Notes which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of a tender offer.

6. Purchase of Notes and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all of the Notes accepted for payment pursuant to the Offer promptly after the Expiration Time. We will be deemed to have purchased Notes under the Offer following the last to occur of (i) acceptance of the Notes for payment and (ii) deposit of the aggregate purchase price for the Notes. In all cases, payment for Notes tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	a Book-Entry Confirmation of the deposit of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth in Section 4, which shall include a duly completed Agent’s Message; and

•	any other required documents.

Payment for any and all Notes purchased pursuant to the Offer will be made by deposit of cash relating to the Purchase Price for all Notes validly tendered in the Offer and accepted for purchase by the Company, plus any Accrued Interest, with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

On the Settlement Date, the Company will settle all Notes accepted for purchase. The Company expects such date to be within two business days following the Expiration Time.

Any Notes tendered and not purchased will be credited to the account maintained with DTC by the participant who delivered the Notes, to the tendering Holder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Note pursuant to the Offer. See Section 7, “Conditions of the Offer.”

7. Conditions of the Offer

The Offer is not conditioned on any minimum amount of Notes being tendered. Our obligation to accept for payment and pay for your tendered Notes depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Notes tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Notes tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred:

•

the Teekay LNG Merger has not been completed or the proceeds to be paid to Teekay in connection with the Teekay LNG Merger and the transactions related thereto have not been paid to Teekay prior to the Expiration Time;

•

there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

•

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Notes pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Notes pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Notes;

•	materially impairs the contemplated benefits of the Offer to us or is material to Holders of Notes in deciding whether to accept the Offer; or

•

could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or material escalation, on or after January 10, 2022, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after January 10, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer) or an act of terrorism, directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of more than 10% in the market price for the Common Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the New York Stock Exchange (“NYSE”) Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on January 7, 2022, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, or on the trading in the Common Shares, or on the benefits we expect to receive from the Offer or that is material to Holders of Notes in deciding whether to accept the Offer;

•

a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Company’s common shares, or on the benefits we expect to receive from the Offer or that is material to Holders of Notes in deciding whether to accept the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

there has been any legislation amending the Code (as defined below) that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business;

•

a tender or exchange offer for any or all of our Common Shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•

any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Notes thereunder;

•	could be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries; or

any change or changes have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries or on the benefits we expect to receive from the Offer, or that is material to Holders of Notes in deciding whether to accept the Offer.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Notes to the tendering Holders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 5, retain all of the tendered Notes until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Notes properly tendered and not properly withdrawn prior to the Expiration Time; or

•

delay acceptance for payment or payment for Notes, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our sole discretion prior to the Expiration Time, subject to applicable law. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8. Market Information

There is no established reporting system or trading market for trading in the Notes. Our Common Shares, which may be issued upon conversion of the Notes, are listed for trading on the NYSE under the symbol “TK.” The following table sets forth, for each of the periods indicated, the high and low sales prices per Common Share as reported on the NYSE.

	High	Low
Fiscal Year 2020
First Quarter	$5.40	$2.04
Second Quarter	4.88	2.15
Third Quarter	2.97	2.08
Fourth Quarter	2.89	1.70
Fiscal Year 2021
First Quarter	3.88	2.21
Second Quarter	4.17	3.00
Third Quarter	3.82	2.56
Fourth Quarter	4.01	2.93
Fiscal Year 2022
First Quarter (through January 7, 2022)	3.36	3.16

The conversion rate under the Notes as of January 10, 2022 is 85.4701 Common Shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.70 per Common Share). On January 7, 2022, the last full trading day before the commencement of the Offer, the last reported sale price of shares of our Common Shares on the NYSE was $3.30 per common share. We urge Holders to obtain a current market quotations for our Common Shares and the Notes before deciding whether to tender their Notes.

9. Dividends

Holders of Notes are not entitled to dividends. Upon conversion of the Notes into Common Shares, Holders will be entitled to dividends, if any, made to holders of our Common Shares. We have not declared or paid any dividends on our Common Shares since 2019 and our ability to pay dividends and make other distributions future is restricted by the indenture that governs our 2022 Notes. We do not anticipate the payment of cash dividends on our Common Shares in the immediate future. See Section 3, “Purpose of the Offer; Certain Effects of the Offer.”

10. Source and Amount of Funds

Assuming that all of the outstanding Notes are tendered and purchased in the Offer, the aggregate purchase price for the Notes will be $114.4 million, excluding Accrued Interest. We expect to fund the purchase of Notes in the Offer and to pay the fees and expenses in connection with the Offer with available cash and proceeds paid to us in connection with the Teekay LNG Merger, which is expected to close on or about January 13, 2022, and related transactions. We have no alternative financing arrangements or financing plans with respect to the Offer. As of

September 30, 2021, the Company had cash and cash equivalents in the amount of $66 million, not including cash and cash equivalents of any of its publicly-traded subsidiaries and their respective subsidiaries. Teekay is expected to receive an aggregate amount of approximately $641 million in connection with the Teekay LNG Merger and related transactions, and estimates that it will use approximately $249 million to redeem 2022 Notes in the 2022 Notes Redemption, excluding any payments of accrued interest. See Section 3, “Purpose of the Offer; Certain Effects of the Offer.”

11. Certain Information Concerning Teekay

We are a leading provider of international crude oil and gas marine transportation services. Over the past fifteen years, we expanded into the liquefied natural gas and liquefied petroleum gas shipping sectors through our publicly-listed subsidiary Teekay LNG and the continuation of our conventional tanker business through our publicly-listed subsidiary Teekay Tankers Ltd. Our organizational structure can be divided into (a) our controlling interests in our publicly-listed subsidiaries, Teekay LNG and Teekay Tankers Ltd. and (b) Teekay Corporation and its remaining subsidiaries.

Teekay LNG includes all of our liquefied natural gas and liquefied petroleum gas carriers. As described in Section 3 above, Teekay LNG is being acquired by Stonepeak in the Teekay LNG Merger, which is expected to close on or about January 13, 2022.

Teekay Tankers includes our conventional crude oil tankers and product tankers, which primarily operate in the spot-tanker market or are subject to time charters or contracts of affreightment that are priced on a spot-market basis or are short-term, fixed-rate contracts. Our conventional Aframax, Suezmax, and large product tankers are among the vessels included in Teekay Tankers.

Availability of Reports and Other Information.

We are subject to the informational filing requirements of the Exchange Act applicable to foreign private issuers and, accordingly, are obligated to file certain reports and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Self-Tender Schedule TO with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the Internet at www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC, including our Self-Tender Schedule TO and the documents incorporated therein by reference.

We also provide access to these reports on our website at www.teekay.com. Information on, or that may be accessed through, our website is not incorporated by reference in this Offer to Purchase.

Incorporation by Reference.

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below (except as expressly noted below, this Offer to Purchase does not incorporate by reference any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. The following documents contain important information about us:

•	Annual Report on Form 20-F for the year ended December 31, 2020; and

•	Reports on Form 6-K furnished on May 12, 2021, May 21, 2021, August 13, 2021, October 12, 2021, and November 10, 2021.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address set forth above. Documents incorporated by reference are available from us without charge, excluding any exhibits. You may request a copy of these filings by contacting us as set forth below. Please be sure to include your complete name and address in your request. You can find additional information by visiting our website at www.teekay.com. Information on, or that may be accessed through, our website is not incorporated by reference herein and does not form a part of the Offer except for the reports listed above which are also posted on our website. You should direct requests for documents to:

Teekay Corporation

Attention: Corporate Secretary

4th Floor, Belvedere Building, 69 Pitts Bay Road

Hamilton, HM 08, Bermuda

Tel: (441) 298-2530

12. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes

The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda.

Name	Position
Kenneth Hvid	President, Chief Executive Officer and Director
Arthur Bensler	Executive Vice President, Corporate Secretary and General Counsel
Vincent Lok	Executive Vice President and Chief Financial Officer
David Schellenberg	Chairman of the Board
Alan Semple	Director
Rudolph Krediet	Director
Heidi Locke Simon	Director
Peter Antturi	Director

As of January 9, 2022, Kenneth Hvid, an executive officer and director of the Company, beneficially owned an aggregate principal amount of outstanding Notes equal to $360,000, representing 0.3% of the total outstanding principal amount of the Notes. Mr. Hvid has advised us that he intends to tender the entire principal amount outstanding under his Notes in the Offer. The Company will acquire all Notes validly tendered by Mr. Hvid and not validly withdrawn pursuant to the Offer. To the Company’s knowledge and excluding our President and Chief Executive Officer’s beneficial ownership, as disclosed in the first sentence of this paragraph, none of the Company, its subsidiaries, its associates or its other affiliates, or any of its other directors or executive officers, is otherwise the beneficial owner of any Notes. As a result, none of our other directors and executive officers will be participating in the Offer.

Recent Transactions.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving Notes during the 60 days prior to January 10, 2022.

During 2020, we commenced repurchasing some of the Notes. As of January 9, 2022, Teekay has acquired a total of $12.8 million of the principal of the Notes. The purchase prices paid for these Notes ranged from $810 per

$1,000 principal amount to $830 per $1,000 principal amount, with the average purchase price per calendar quarter as set forth in the table below.

Quarter	Average Purchase Price
1st quarter, 2020	Not applicable.*
2nd quarter, 2020	Not applicable.*
3rd quarter, 2020	$810 per $1,000 principal amount of Notes.
4th quarter, 2020	$830 per $1,000 principal amount of Notes.

*	Notes were not repurchased during this quarter.

13. Effects of the Offer on the Market for Notes; Registration under the Exchange Act

We have not registered the Notes or the Common Shares issuable upon conversion thereof under the Securities Act and, accordingly, the Notes and the Common Shares issuable upon conversion thereof may not be offered or sold except in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

There is currently no established reporting system or trading market for trading in the Notes. Holders of Notes not tendered and purchased in the Offer may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes, including following consummation of the Offer. The extent of the market for the Notes following consummation of the Offer will depend upon a number of factors, including the size of the float (which will diminish to the extent of repurchases in the Offer), the number of Holders remaining at such time, the principal amount of Notes held by such Holders and the interest in maintaining a market in the Notes on the part of securities firms. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the price for Notes that are not tendered and accepted for payment pursuant to the Offer may be adversely affected to the extent that the Offer reduces the float for such Notes.

In addition, because the Notes are convertible into Common Shares, the price of the Notes could be directly affected by factors affecting the trading price of the Common Shares, the general level of interest rates and the Company’s credit quality. It is impossible to predict whether the price of the Company’s common stock or interest rates will rise or fall or whether the Company’s credit ratings will improve or decline in the future. The trading price of the Common Shares is influenced by several factors, many of which are out of the Company’s control.

14. Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Notes as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or cancellation of Notes by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Notes tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Notes is subject to conditions. See Section 7, “Conditions of the Offer.”

15. Certain Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the tender of Notes pursuant to the Offer and the receipt of the Purchase Price and Accrued Interest. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this Offer, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Corporation.

This discussion is limited to U.S. Holders (as defined below) who hold their Notes as capital assets for tax purposes. This discussion does not address all tax considerations that may be important to a particular U.S. Holder in light of such U.S. Holder’s circumstances, or to certain categories of U.S. Holders that may be subject to special tax rules, such as:

•	dealers in securities;

•	traders in securities that have elected the mark-to-market method of tax accounting for their securities;

•	accrual method taxpayers subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement;
•	persons whose functional currency is not the U.S. Dollar;

•	persons holding our Notes as part of a straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates or former long-term residents of the United States;

•	grantor trusts, S corporations, partnership or other pass-through entities (or investors therein);

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions;

•	insurance companies;

•	persons subject to the alternative minimum tax; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their tax advisors to determine the appropriate tax treatment of the partnership’s tendering of our Notes.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the tendering of Notes.

In addition, the Company has not sought a ruling from the Internal Revenue Service (the “IRS”) regarding any U.S. federal income tax consequences of tendering Notes pursuant to the Offer and there is no assurance that the IRS would not challenge any of the conclusions set forth herein.

EACH U.S. HOLDER IS URGED TO CONSULT SUCH U.S. HOLDER’S TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien, (ii) a corporation or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our Notes that is not a U.S. Holder. This discussion does not address the U.S. federal income tax consequences applicable to Non-U.S. Holders arising from the tender of Notes pursuant to the Offer. Accordingly, a Non-U.S. Holder should consult such Non-U.S. Holder’s tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the Offer.

Sale of Notes by U.S. Holders Pursuant to the Offer.

The receipt of the Purchase Price by a U.S. Holder in exchange for the Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Purchase Price to such U.S. Holder in respect of such U.S. Holder’s tendered Notes (which does not include the payment of Accrued Interest) and (ii) such U.S. Holder’s adjusted tax basis in such U.S. Holder’s tendered Notes. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial cost of such Note, increased by any market discount previously included in income by such U.S. Holder (assuming such U.S. Holder has elected to include market discount in gross income currently as it accrues) and decreased by the amount of any bond premium previously amortized by such U.S. Holder. Except to the extent a U.S. Holder is subject to the market discount rules or the PFIC rules, in each case as discussed below, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held such Notes for more than one year at the time of disposition. For non-corporate U.S. Holders, certain preferential tax rates may apply to any long-term capital gain that is recognized. The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with “market discount.” Market discount generally is the amount by which the principal amount of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after its acquisition. A Note will not be considered to have market discount if such excess is de minimis (i.e., less than 1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Note to its maturity date). Any gain realized by the U.S. Holder of a Note with market discount in excess of a de minimis amount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has previously elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above. U.S. Holders should consult their tax advisors regarding the proper method for calculating market discount.

Certain non-corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including capital gains from the sale of Notes and gross amount of the payments of Accrued Interest. Non-corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their tendering of Notes.

The gross amount of the payments of Accrued Interest generally will be treated as ordinary interest income to the extent not previously included in income. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, payments of Accrued Interest generally will be treated as foreign source income.

Consequences of Possible PFIC Classification to U.S. Holders Tendering Notes

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company is or was treated as a “passive foreign investment company” (“PFIC”) for any taxable year during which the U.S. Holder holds or held Notes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and, pursuant to a “look through” rule, any other corporation or partnership in which the corporation directly or indirectly owns at least 25% of the stock or equity interests (by value) and any partnership in which the corporation directly or indirectly owns less than 25% of the equity interests (by value) to the extent the corporation satisfies an “active partner” test and does not elect out of “look through” treatment, either: (i) at least 75% of its gross income is “passive” income, or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our and our look-through subsidiaries’ time-chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a provision of the Code dealing with “foreign sales corporations.” However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Moreover, the market value of our units may reflect the value of our assets at any given time. Therefore, a decline in the market value of our units, which is not within our control, may impact the determination of whether we are a PFIC. Nevertheless, based on our and our look-through subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC.

No assurance can be given, however, that the IRS, or a court of law, will accept our position or that we do not constitute a PFIC.

If the Company were to have been treated as a PFIC for any tax year, and if a U.S. Holder tenders Notes that were held by such U.S. Holder directly or indirectly during any time that Company was a PFIC (such Notes held by a U.S. Holder directly or indirectly during any time that the Company was a PFIC are sometimes referred to herein as “PFIC Notes”), regardless of whether the Company was a PFIC in the year in which the Settlement Date occurs, such U.S. Holder could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on the disposition of such PFIC Notes pursuant to the tender of Notes. In general, all or a portion of the gain the U.S. Holder recognizes as a result of the tender of Notes with respect to such PFIC Notes could be treated as earned pro rata over such U.S. Holder’s holding period. With respect to gain allocated to any period preceding the first year in such U.S. Holder’s holding period when the Company was a PFIC and gain allocated to the current year, such gain could be treated as gain arising in the current year and taxed at ordinary U.S. federal income tax rates for this year. With respect to gain allocated to each other year, such gain could be taxed at the highest ordinary U.S. federal income tax rate in effect for such year and could be subject to an interest charge. A U.S. Holder that is not a corporation would be required to treat any such interest as non-deductible personal interest.

The application of the PFIC rules to the disposition of convertible debt securities such as the Notes is unclear, and the IRS has not provided specific guidance on the matter. Each U.S. Holder should consult its own tax advisor regarding the potential application of the PFIC rules to its tender of Notes.

U.S. Holders That Do Not Tender Their Notes Pursuant to the Offer or Whose Notes Are Not Accepted for Purchase.

A U.S. Holder that does not tender such U.S. Holder’s Notes pursuant to the Offer or does not have such U.S. Holder’s tender of Notes accepted for purchase pursuant to the Offer will not recognize any gain or loss as a result of the Offer and such U.S. Holder will continue to have the same tax basis, adjusted issue price, holding period, market discount (if any) and amortizable bond premium (if any) with respect to the retained Notes.

Information Reporting and Backup Withholding for U.S. Holders

In general, payments of the Purchase Price and Accrued Interest to a non–corporate U.S. Holder will be subject to information reporting requirements. These payments to a non–corporate U.S. Holder also may be subject to backup withholding if the non–corporate U.S. Holder

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Rather, a U.S. Holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

16. Marshall Islands Tax Considerations

The following discussion is based upon the current laws of the Republic of the Marshall Islands applicable to persons who are not citizens of and do not reside in, maintain offices in or carry on business or conduct transactions in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we and our subsidiaries will, carry on business or conduct transactions in the Republic of the Marshall Islands, and because all documentation related to the Offer will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law no taxes or withholding will be imposed by the Republic of the Marshall Islands on the payment of the Purchase Price for Notes tendered to and accepted for purchase by the Company. In addition, no stamp, capital gains or other taxes will be imposed by the Republic of the Marshall Islands on gains realized by the tender and disposition by Holders of the Notes. Such persons also will not be required by the Republic of the Marshall Islands to file a tax return in connection with gains realized by the tender and disposition by such persons of the Notes. It is the responsibility of each Holder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of participation in the Offer, including the tender and disposition of any Notes held by each such Holder.

17. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Notes by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Notes not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Notes upon the occurrence of any of the conditions specified in Section 7 hereof prior to the Expiration Time by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.

Our reservation of the right to delay payment for Notes which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including by changing the Purchase Price or limiting the aggregate principal amount of Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to Holders in a manner reasonably designed to inform Holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through GlobeNewswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) we (i) make any change to the Purchase Price at which we are offering to purchase Notes in the Offer or (ii) limit the aggregate principal amount of Notes being sought in the Offer and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of a modification is first published, sent or given to Holders in the manner specified in this Section 17, the Offer will be extended until the expiration of such ten business day period.

18. Fees and Expenses

We have retained Morgan Stanley & Co. LLC to act as the Dealer Manager in connection with the Offer. For its services, the Dealer Manager will receive a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities law.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its respective affiliates may hold positions in our securities (including the Notes), both long and short, for its own account and for those of its customers. The Dealer Manager may from time to time hold Notes in its proprietary accounts, and, to the extent it owns Notes in these accounts at the time of the Offer, the Dealer Manager may tender the Notes pursuant to the Offer.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Notes by mail, facsimile and personal interviews and may request brokers, dealers and other nominee holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager as described above) for soliciting tenders of Notes pursuant to the Offer. Holders holding Notes through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if Holders tender Notes through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

19. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Notes residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Self-Tender Schedule TO, which contains additional information with respect to the Offer. The Self-Tender Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Notes in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board, the Dealer Manager, the Depositary or the Information Agent.

January 10, 2022

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Holders, Banks and Brokers Call Toll-Free: 1 (866) 767-8867

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Call Toll-Free: 1 (855) 483-0952